Exhibit 99.2

Item 7.                          Management’s Discussion and Analysis of Financial Condition and Results of Operations

You should refer to our Consolidated Financial Statements and the notes thereto and our Selected Financial Data table as you read this section.

This section contains “forward-looking” statements, as defined in the Private Securities Litigation Reform Act of 1995, that are based on our current expectations, estimates and projections about future events and financial trends affecting the financial condition and operations of our business. Forward-looking statements can be identified by the use of words such as “may,” “will,” “should,” “expect,” “estimate” or other comparable terminology. Forward-looking statements are inherently subject to risks and uncertainties, many of which we cannot predict with accuracy and some of which we might not even anticipate. Although we believe that the expectations, estimates and projections reflected in such forward-looking statements are based on reasonable assumptions at the time made, we can give no assurance that these expectations, estimates and projections will be achieved. Future events and actual results may differ materially from those discussed in the forward-looking statements. Important factors that may affect these expectations, estimates and projections include, but are not limited to:

•       our ability to borrow on favorable terms;

•       general economic and business conditions, which will, among other things, affect office property demand and rents, tenant creditworthiness, interest rates and financing availability;

•       adverse changes in the real estate markets, including, among other things, increased competition with other companies;

•       risks of real estate acquisition and development activities, including, among other things, risks that development projects may not be completed on schedule, that tenants may not take occupancy or pay rent or that development and operating costs may be greater than anticipated;

•       risks of investing through joint venture structures, including risks that our joint venture partners may not fulfill their financial obligations as investors or may take actions that are inconsistent with our objectives;

•       our ability to satisfy and operate effectively under federal income tax rules relating to real estate investment trusts and partnerships;

•       governmental actions and initiatives; and

•       environmental requirements.

We undertake no obligation to update or supplement forward-looking statements.

Overview

We are a REIT that focuses on the acquisition, development, ownership, management and leasing of primarily Class A suburban office properties in select, demographically strong submarkets where we can achieve critical mass, operating synergies and key competitive advantages, including attracting high quality tenants and securing acquisition and development opportunities. As of December 31, 2005, our investments in real estate included the following:

•       165 wholly owned operating properties in our portfolio with an average size of 83,000 square feet per property;

•       14 wholly owned office properties under construction or development that we estimate will total approximately 1.8 million square feet upon completion and one wholly owned office property totaling approximately 52,000 square feet that was under redevelopment;

•       wholly owned land parcels totaling 311 acres that we believe are potentially developable into approximately 4.5 million square feet; and

•       partial ownership interests in a number of other real estate projects in operations or under development or redevelopment.

REITs were created by the United States Congress in order to provide large numbers of investors with the ability to make investments into entities that own large scale commercial real estate. One of the unique aspects of a REIT is that the entity typically does not pay corporate income tax, provided that the entity distributes 100% of its REIT taxable income to its shareholders and meets a number of other strict requirements of the Internal Revenue Code of 1986, as amended (it is noteworthy that REITs are required to distribute a minimum of only 90% of REIT taxable income to maintain their tax status as a REIT, although any differential between the 90% and 100% would be taxable). Most of our revenues relating to our real estate operations come from rents and property operating expense reimbursements earned from tenants leasing space in our properties. Most of our expenses relating to our real estate operations take the form of (1) property operating costs, such as real estate taxes, utilities and repairs and maintenance; (2) financing costs, such as interest and loan costs; and (3) depreciation and amortization associated with our operating properties.

Of the 165 wholly owned operating properties in our portfolio, 158 were located in the Mid-Atlantic region of the United States. Our primary regions as of December 31, 2005 are set forth below:

•       Baltimore/Washington Corridor (defined as the Maryland counties of Howard and Anne Arundel);

•       Northern Virginia (defined as Fairfax County, Virginia);

•       Suburban Maryland (defined as the Maryland counties of Montgomery, Prince George’s and Frederick);

•       St. Mary’s & King George Counties (located in Maryland and Virginia, respectively);

•       Suburban Baltimore, Maryland;

•       Colorado Springs, Colorado;

•       San Antonio, Texas;

•       Northern Central New Jersey; and

•       Greater Philadelphia, Pennsylvania.

As of December 31, 2005, 120 of our properties were located in what is widely known as the Greater Washington, D.C. region, which includes the first four regions set forth above, and 25 were located in neighboring Suburban Baltimore. In 2004, we implemented a core customer expansion strategy built on meeting, through acquisitions and development, the multi-location requirements of our strategic tenants; as a result of this strategy, 2005 marked our initial entry into the next two regions set forth above: Colorado Springs, Colorado and San Antonio, Texas. The last two regions set forth above are considered non-core to the Company. At December 31, 2004, we also had wholly owned properties in the Greater Harrisburg, Pennsylvania region; in September 2005, we sold 80% of our ownership interest in these properties by contributing them into a real estate joint venture. We discuss further the geographic concentrations of our property ownership in the section below entitled “Concentration of Operations.”

Our strategy for operations and growth revolves around our goal to be the landlord of choice for select high quality tenants. As a result of this strategy, a large concentration of our revenue is derived from several large tenants. Our largest tenants are also heavily concentrated in the United States defense industry. Several noteworthy statistics that demonstrate our tenant and industry concentrations are set forth below:

Percentage of Annualized Rental Revenue(1) of Wholly Owned Properties at December 31, 2005
Largest tenant, United States Government	15.2%
Five largest tenants	32.1%
Twenty largest tenants	55.9%
Tenants in the United States defense industry	49.7%

(1)             Defined below in the section entitled “Concentration of Operations” in the subsection entitled “Geographic Concentration of Property Operations.”

We discuss further our lease concentrations in the section below entitled “Concentration of Operations.”

In order to maximize the revenue potential of our properties, we try to maintain high levels of occupancy; as a result, we consider occupancy rates to be an important measure of the productivity of our properties. One way that we attempt to maximize occupancy rates is by renewing a high percentage of our existing tenants; accordingly, tenant renewal rates are important to us in monitoring our leasing activities and tenant relationships. In managing the effect of our leasing activities on our financial position and future operating performance stability, we also monitor the timing of our lease maturities with the intent that the timing of such maturities not be highly concentrated in a given one-year or five-year period. The table below sets forth certain occupancy and leasing information as of or for the year ended December 31, 2005 for our portfolio of wholly owned properties:

Occupancy	94.0%
Renewal rate of square footage for scheduled lease expirations during year	66.6%
Average contractual annual rental rate per square foot(1)	$20.28
Weighted average lease term (in years)(2)	5.0

(1)             Includes estimated expense reimbursements.

(2)             See assumption relating to our United States Government leases in section entitled “Results of Operations” in the subsection entitled “Occupancy and Leasing.”

We discuss further in the section entitled “Results of Operations” in the subsection entitled “Occupancy and Leasing.”

Achieving optimal performance from our properties is crucial to our Company. We evaluate the performance of our properties by focusing on changes in revenues from real estate operations (comprised of (1) rental revenues and (2) tenant recoveries and other real estate operations revenue) and property operating expenses. However, since we experienced significant growth in number of operating properties between 2003 and 2005, our growth in revenues from real estate operations and property operating expenses over that timeframe can be misleading. Therefore, we evaluate (1) changes in revenues from real estate operations and property operating expenses attributable to property additions separately from the (2) changes attributable to properties that were owned and operational throughout any two periods being compared, properties that we collectively refer to as the Same-Office Properties. During 2005, we:

•       experienced significant growth from 2004 in our revenues from real estate operations and property operating expenses due primarily to the addition of properties through acquisition and construction activities;

•       had a $2.9 million, or 1.6%, increase in revenues from the Same-Office Properties compared to 2004 due primarily to increased operating expense reimbursements at such properties; and

•       had a $5.4 million, or 10.5%, increase in property operating expenses from the Same-Office Properties compared to 2004 due primarily to increased utilities and snow removal expenses.

We discuss further in the section below entitled “Results of Operations” in the subsection entitled “Revenues from Real Estate Operations and Property Operating Expenses.”

In addition to owning real estate properties, we provide real estate-related services that include (1) property management, (2) construction and development management; and (3) heating and air conditioning services and controls. The gross revenue and costs associated with these services generally bear little relationship to the level of our activity from these operations since a substantial portion of the costs are subcontracted costs that are reimbursed to us by the customer at no mark up. As a result, the operating margins from these operations are small relative to the revenue. We use the net of such revenues and expenses to evaluate the performance of our service operations. During 2005, we had virtually no change in the operating margins of our service operations compared to 2004. These operations are discussed further in the section below entitled “Income from Service Operations.”

Our 2005 net income available to common shareholders increased 29.3% and our diluted earnings per share increased 16.7% compared to 2004. We discuss significant factors contributing to these changes within subsections of the section below entitled “Results of Operations.”

Highlights of our 2005 investing activities are set forth below:

•       we acquired 38 office properties totaling 2.5 million square feet for $284.7 million, including properties representing our initial entry into the Colorado Springs, Colorado and San Antonio, Texas regions;

•       we increased our future development capacity by acquiring 10 parcels of land totaling 327 acres, all of which is located near operating properties that we own, for $46.9 million;

•       we placed into service 295,000 square feet in three newly-constructed properties;

•       we had nine new properties under construction, three properties under redevelopment and six properties under development at December 31, 2005;

•       we sold four office properties, including three from one of our non-core regions, and a land parcel for a total of $29.8 million; and

•       we sold 80% of the ownership interest in our Harrisburg portfolio by contributing it into a real estate joint venture.

Highlights of our 2005 financing activities are set forth below:

•       we increased the maximum principal under our primary revolving credit facility the (“Revolving Credit Facility”) from $300.0 million to $400.0 million, with a right to further increase the maximum principal in the future to $600.0 million;

•       we borrowed $466.1 million under mortgages and other loans, excluding our Revolving Credit Facility; and

•       we sold 2.3 million common shares to an underwriter for net proceeds totaling approximately $75.2 million.

We discuss our 2005 investing and financing activities further in the section below entitled “Liquidity and Capital Resources,” along with discussions of, among other things, the following:

•       our cash flows;

•       how we expect to generate cash for short and long-term capital needs;

•       our off-balance sheet arrangements in place that are reasonably likely to affect our financial condition; and

•       our commitments and contingencies.

Critical Accounting Policies and Estimates

Our Consolidated Financial Statements are prepared in accordance with GAAP, which require us to make certain estimates and assumptions. A summary of our significant accounting policies is provided in Note 3 to our Consolidated Financial Statements. The following section is a summary of certain aspects of those accounting policies involving estimates and assumptions that (1) require our most difficult, subjective or complex judgments in accounting for highly uncertain matters or matters that are susceptible to change and (2) materially affect our reported operating performance or financial condition. It is possible that the use of different reasonable estimates or assumptions in making these judgments could result in materially different amounts being reported in our Consolidated Financial Statements. While reviewing this section, you should refer to Note 3 to our Consolidated Financial Statements, including terms defined therein.

•       When we acquire real estate properties, we allocate the acquisition to numerous tangible and intangible components. Most of the terms in this bullet section are defined in the section of Note 3 to the Consolidated Financial Statements entitled “Acquisitions of Real Estate.” Our process for determining the allocation to these components is very complex and requires many estimates and assumptions. Included among these estimates and assumptions are the following: (1) determination of market rental rate; (2) estimates of leasing and tenant improvement costs associated with the remaining term of acquired leases for deemed cost avoidance; (3) leasing assumptions used in determining the lease up value, as-if vacant value and tenant relationship value, including the rental rates, period of time that it will take to lease vacant space and estimated tenant improvement and leasing costs; (4) estimate of the property’s future value in determining the as-if vacant value; (5) estimate of value attributable to market concentration premiums and tenant relationship values; and (6) allocation of the as-if vacant value between land and building. A change in any of the above key assumptions, most of which are extremely subjective, can materially change not only the presentation of acquired properties in our Consolidated Financial Statements but also reported results of operations. The allocation to different components affects the following:

•        the amount of the acquisition costs allocated among different categories of assets and liabilities on our balance sheet, the amount of costs assigned to individual properties in multiple property acquisitions and the amount of costs assigned to individual tenants at the time of acquisition;

•        where the amortization of the components appear over time in our statements of operations. Allocations to the lease to market value component are amortized into rental revenue, whereas allocations to most of the other components (the one exception being the land component of the as-if vacant value) are amortized into depreciation and amortization expense. As a REIT, this is important to us since much of the investment community evaluates our operating performance using non-GAAP measures such as funds from operations, the computation of which includes rental revenue but does not include depreciation and amortization expense; and

•        the timing over which the items are recognized as revenue or expense in our statements of operations. For example, for allocations to the as-if vacant value, the land portion is not depreciated and the building portion is depreciated over a longer period of time than the other components (generally 40 years). Allocations to lease to market value, deemed cost avoidance, lease up value and tenant relationship value are amortized over significantly shorter timeframes, and if individual tenants’ leases are terminated early, any unamortized amounts remaining associated with those tenants are generally expensed upon termination. These differences in timing can materially affect our reported results of operations. In addition, we establish lives for lease up value and tenant relationship value based on our estimates of how long we expect the respective tenants to remain in the properties; establishing these lives requires estimates and assumptions that are very subjective.

•       When events or circumstances indicate that a property may be impaired, we perform an undiscounted cash flow analysis. We consider an asset to be impaired when its undiscounted expected future cash flows are less than its depreciated cost. If such impairment is present, an impairment loss is recognized based on the excess of the carrying amount of the asset over its fair value. We compute a real estate asset’s undiscounted expected future cash flows and fair value using certain estimates and assumptions. As a result, these estimates and assumptions impact whether an impairment is deemed to have occurred and the amount of impairment loss that we recognize.

•       We use four different accounting methods to report our investments in entities: the consolidation method, the equity method, the cost method and the financing method (see Note 2 to our Consolidated Financial Statements). We use the cost method when we own an interest in an entity and cannot exert significant influence over the entity’s operations. When the cost method does not apply, we evaluate whether or not we can exert significant influence over the entity’s operations but cannot control the entity’s operations; when considering that, we need to determine whether a situation exists in which the entity is controlled by its owners (either us or our joint venture partners) without such owners owning most of the outstanding voting rights in the entity. In performing this evaluation, we typically need to make subjective estimates and judgments regarding the entity’s future operating performance, financial condition, future valuation and other variables that may affect the partners’ share of cash flow from the entity over time. We also need to estimate the probability of different scenarios taking place over time and project the effect that each of those scenarios would have on variables affecting the partners’ cash flow. The conclusion reached as a result of this process affects whether or not we use the consolidation method in accounting for our investment or either the equity or financing method of accounting. Whether or not we consolidate an investment can materially affect our Consolidated Financial Statements.

Concentration of Operations

Geographic Concentration of Property Operations

During 2004 and 2005, we:

•       increased our portfolio of operating properties in our Baltimore/Washington Corridor, Northern Virginia, Suburban Baltimore and Suburban Maryland regions through acquisitions and newly constructed properties placed into service;

•       made our initial entry into the St. Mary’s and King George counties region in 2004 and placed into service a portion of a newly constructed property in that region in 2005;

•       made our initial entry into the Colorado Springs, Colorado and San Antonio, Texas regions through acquisitions in 2005;

•       sold 80% of the ownership interest in our Harrisburg portfolio by contributing into a real estate joint venture; and

•       sold three properties in Northern/Central New Jersey and one property in the Baltimore/Washington Corridor in 2005.

The table below sets forth the changes in the regional allocation of our annualized rental revenue occurring primarily as a result of these acquisition and development activities and changes in leasing activity:

	% of Annualized Rental Revenue of
	Wholly Owned Properties
	as of December 31,
Region	2005	2004	2003
Baltimore/Washington Corridor	47.8%	49.4%	54.4%
Northern Virginia	21.5%	23.2%	20.1%
Suburban Baltimore	10.1%	4.1%	3.6%
Suburban Maryland	5.2%	3.6%	2.9%
St. Mary’s and King George Counties	4.3%	4.7%	N/A
Greater Philadelphia	4.0%	4.6%	5.8%
Northern/Central New Jersey	3.9%	6.5%	8.1%
Colorado Springs, Colorado	1.7%	N/A	N/A
San Antonio, Texas	1.5%	N/A	N/A
Greater Harrisburg	N/A	3.9%	5.1%
	100.0%	100.0%	100.0%

Annualized rental revenue is a measure that we use to evaluate the source of our rental revenue as of a point in time. It is computed by multiplying by 12 the sum of monthly contractual base rents and estimated monthly expense reimbursements under active leases as of a point in time. We consider annualized rental revenue to be a useful measure for analyzing revenue sources because, since it is point-in-time based, it does not contain increases and decreases in revenue associated with periods in which lease terms were not in effect; historical revenue under generally accepted accounting principles (“GAAP”) does contain such fluctuations. We find the measure particularly useful for leasing, tenant, segment and industry analysis.

Concentration of Leases With Certain Tenants

We experienced changes in our tenant base during 2004 and 2005 due primarily to acquisitions, construction and leasing activity. The following schedule lists our 20 largest tenants in our portfolio of wholly owned properties based on percentage of annualized rental revenue:

	Percentage of Annualized Rental
	Revenue of Wholly Owned Properties for
	20 Largest Tenants as of December 31,
Tenant	2005	2004	2003
United States Government	15.2%	13.3%	15.1%
Booz Allen Hamilton, Inc.	5.0%	5.5%	2.6%
Northrop Grumman Corporation	4.5%	3.6%	2.6%
Computer Sciences Corporation(1)	4.1%	5.2%	6.4%
L-3 Communications Titan Corporation(1)	3.4%	3.9%	1.3%
Unisys(2)	3.1%	3.5%	4.5%
AT&T Corporation(1)	2.7%	4.2%	5.2%
General Dynamics Corporation	2.6%	3.8%	3.4%
The Aerospace Corporation	2.2%	2.3%	1.9%
Wachovia Bank	2.1%	2.3%	N/A
The Boeing Company(1)	1.6%	1.8%	2.1%
Ciena Corporation	1.3%	1.4%	2.2%
VeriSign, Inc.	1.3%	1.4%	5.1%
Magellan Health Services, Inc.	1.1%	1.2%	1.8%
PricewaterhouseCoopers LLP	1.0%	1.3%	N/A
Lockheed Martin Corporation	1.0%	N/A	N/A
Johns Hopkins University(1)	1.0%	1.1%	1.3%
Merck & Co., Inc.(2)	0.9%	1.1%	1.4%
Wyle Laboratories, Inc.	0.9%	N/A	N/A
Carefirst, Inc. and Subsidiaries(1)	0.9%	1.0%	1.3%
Commonwealth of Pennsylvania(1)	N/A	1.3%	1.5%
BAE Systems	N/A	1.0%	N/A
USinternetworking, Inc	N/A	N/A	1.1%
Comcast Cablevision/Comcast Corporation	N/A	N/A	1.0%
Omniplex World Services	N/A	N/A	0.9%
Subtotal of 20 largest tenants	55.9%	60.2%	62.7%
All remaining tenants	44.1%	39.8%	37.3%
Total	100.0%	100.0%	100.0%

(1)             Includes affiliated organizations and agencies and predecessor companies.

(2)             Unisys subleases space to Merck and Co., Inc.; revenue from this subleased space is classified as Merck & Co., Inc. revenue.

Our strategy is focused on the formation of strategic alliances with certain of our tenants from the standpoint of fulfilling their real estate needs in multiple locations. This strategy influences not only our leasing activities but also our acquisition and construction activities. As a result, our revenue concentration with individual tenants could continue to grow over time as a result of this strategy.

Most of the leases with the United States Government provide for a series of one-year terms or provide for early termination rights. The government may terminate its leases if, among other reasons, the United States Congress fails to provide funding.

Industry Concentration of Tenants

The percentage of total annualized rental revenue in our wholly owned properties derived from the United States defense industry increased in each of the last three years. One reason for this increase is the expansion of the industry in the Greater Washington, D.C. region and, in particular, in our submarkets since the events of September 11, 2001. Another reason for the increase is that certain of the properties we acquired or constructed in each of the last three years have leases with the United States Government and defense contractors. The table below sets forth the percentage of our annualized rental revenue in our portfolio of wholly owned properties derived from that industry and, by doing so, demonstrates our increasing concentration:

	% of Annualized Rental
	Revenue of Wholly Owned
	Properties as of December 31,
	2005	2004	2003
Total Portfolio	49.7%	47.4%	40.5%
Baltimore/Washington Corridor	65.7%	63.4%	57.4%
Northern Virginia	50.4%	50.3%	45.5%
Suburban Baltimore	6.8%	N/A	N/A
Suburban Maryland	2.2%	3.6%	5.8%
St. Mary’s and King George Counties	90.7%	90.6%	N/A
Colorado Springs	74.1%	N/A	N/A
San Antonio	100.0%	N/A	N/A

As noted above, our strategy is focused on the formation of strategic alliances with certain of our tenants from the standpoint of fulfilling their real estate needs in multiple locations. Many of the tenants on which this strategy concentrates are in the United States defense industry. As a result of this strategy, our revenue concentration from that industry could continue to grow over time.

We classify the revenue from our leases into industry groupings based solely on our knowledge of the tenants’ operations in leased space. Occasionally, classifications require subjective and complex judgments. For example, we have a tenant that is considered by many to be in the computer industry; however, since the nature of that tenant’s operations in the space leased from us is focused on providing service to the United States Government’s defense department, we classify the revenue we earn from the lease as United States defense industry revenue. We do not use independent sources such as Standard Industrial Classification codes for classifying our revenue into industry groupings and if we did, the resulting groupings would be materially different.

Results of Operations

While reviewing this section, you should refer to the tables in the section entitled “Selected Financial Data.” You should also refer to the section in this Item 7 entitled “Liquidity and Capital Resources” for certain factors that could negatively affect various aspects of our operations.

Occupancy and Leasing

The table below sets forth leasing information pertaining to our portfolio of wholly owned operating properties:

	December 31,
	2005	2004	2003
Occupancy rates at year end
Total	94.0%	94.3%	91.4%
Baltimore/Washington Corridor	96.2%	95.6%	90.4%
Northern Virginia	96.4%	94.5%	94.8%
Suburban Baltimore	84.7%	91.0%	91.0%
Suburban Maryland	79.8%	82.8%	79.2%
St. Mary’s and King George Counties	95.4%	96.9%	N/A
Greater Philadelphia	100.0%	100.0%	100.0%
Northern/Central New Jersey	96.4%	92.7%	90.3%
Colorado Springs, Colorado	85.8%	N/A	N/A
San Antonio, Texas	100.0%	N/A	N/A
Greater Harrisburg	N/A	85.4%	87.2%
Renewal rate of square footage for scheduled lease expirations during year	66.6%	71.4%	75.7%
Average contractual annual rental rate per square foot at year end(1)	$20.28	$20.95	$20.03

(1)             Includes estimated expense reimbursements.

Since decreasing to 91.4% at December 31, 2003 due in large part, in our opinion, to the effects of a national economic downturn, our portfolio of properties posted year end occupancy of approximately 94% for both 2004 and 2005. We believe that our occupancy rates have benefited from the expansion of the United States defense industry in our largest submarkets. We also believe that these rates benefited in 2005 from a national economic recovery underway in the real estate industry. Our 2005 wholly owned portfolio occupancy rate was adversely affected by our acquisition during the year of certain properties with lower occupancy rates; the weighted average occupancy rate of our properties acquired in 2005 was 85.7% at December 31, 2005.

We do not believe that the decrease in the renewal rates from 2003 to 2004 and from 2004 to 2005 should be interpreted as a trend regarding the ability for us to retain tenants. We believe that the change in renewal rates is within the normal range we have established over time, which has ranged between 66% and 76% annually and averaged 70% over the last six years.

Our average contractual annual rent per square foot decreased from December 31, 2004 to December 31, 2005 due primarily to our acquisition in 2005 of properties with rents per square foot that were lower than the average of our existing portfolio. The average contractual rent per square foot as of December 31, 2005 on properties acquired during 2005 was $15.71. The lower rent per square foot on acquisitions can be attributed primarily to the following: (1) lower rents in geographic areas where certain acquisitions took place; (2) lower costs for operating expenses and tenant improvements associated with underlying leases in certain acquisitions; and (3) lower rents associated with lower grade space in certain acquisitions.

We believe that there is a fair amount of uncertainty surrounding the outlook for leasing activity in 2006. Key economic indicators, including employment growth, seem to favor continued strength in our regions’ real estate markets. However, the recent and scheduled addition of new square footage in our regions along with continued strong competition from existing properties in these regions present challenges to the Company meeting its 2006 leasing objectives. As we discussed above, we believe that our occupancy rates have benefited from the expansion of the United States defense industry in our largest submarkets. Reporting by the Base Realignment and Closure Commission of the United States Congress during 2005 seemed to favor continued expansion in the regions in which our properties are located. However, while we viewed this reporting as favorable for the Company’s future leasing outlook, there is uncertainty, particularly in today’s political environment, over whether such expansion will actually occur.

Despite any uncertainty regarding our 2006 leasing outlook, we believe that we are somewhat protected in the short run from a slow down in leasing activity since the weighted average lease term for our wholly owned properties at December 31, 2005 was five years. In addition, only 9.3% of our annualized rental revenues at December 31, 2005 were from leases scheduled to expire by the end of 2006. Looking longer term, 64.2% of our annualized rental revenues on leases in place as of December 31, 2005 were from leases scheduled to expire by the end of 2010, with no more than 16% scheduled to expire in any one calendar year between 2006 and 2010.

As noted above, most of the leases with our largest tenant, the United States Government, provide for consecutive one-year terms or provide for early termination rights; all of the leasing statistics set forth above assume that the United States Government will remain in the space that they lease through the end of the respective arrangements, without ending consecutive one-year leases prematurely or exercising early termination rights. We report the statistics in this manner since we manage our leasing activities using these same assumptions and believe these assumptions to be probable. Please refer to the section entitled “Liquidity and Capital Resources” where we further discuss our leases with the United States Government and the underlying risks.

The table below sets forth occupancy information pertaining to properties in which we have a partial ownership interest:

		Occupancy Rates at
	Ownership	December 31,
Geographic Region	Interest	2005		2004	2003
Suburban Maryland	80.0%	47.9%		48.0%	N/A
Northern Virginia	92.5%	100.0	%(1)	N/A	N/A
Greater Harrisburg	20.0%	89.4%		N/A	N/A
Northern/Central New Jersey	20.0%	80.9%		84.2%	94.8%

(1)             Excludes the effect of unoccupied square footage undergoing redevelopment at year end.

Revenues from Real Estate Operations and Property Operating Expenses

We typically view our changes in revenues from real estate operations and property operating expenses as being comprised of three main components:

•       Changes attributable to the operations of properties owned and 100% operational throughout the two years being compared. We define these as changes from “Same-Office Properties.” For example, when comparing 2004 and 2005, Same-Office Properties would be properties owned and 100% operational from January 1, 2004 through December 31, 2005. For further discussion of the concept of “operational,” you should refer to the section of Note 3 of the Consolidated Financial Statements entitled “Commercial Real Estate Properties.”

•       Changes attributable to operating properties acquired during the two years being compared and newly-constructed properties that were placed into service and not 100% operational throughout the two years being compared. We define these as changes from “Property Additions.”

•       Changes attributable to properties sold during the two years being compared that are not reported as discontinued operations. We define these as changes from “Sold Properties.”

The tables below set forth the components of our changes in revenues from real estate operations and property operating expenses from continuing operations (dollars in thousands):

	Changes from 2004 to 2005
	Property			Sold
	Additions	Same-Office Properties		Properties	Other	Total
	Dollar	Dollar	Percentage	Dollar	Dollar	Dollar
	Change(1)	Change	Change	Change(2)	Change(3)	Change
Revenues from real estate operations
Rental revenue	$34,260	$(1,442)	(0.9)%	$(1,991)	$(1,409)	$29,418
Tenant recoveries and other real estate operations revenue	4,088	4,353	22.2%	(257)	816	9,000
Total	$38,348	$2,911	1.6%	$(2,248)	$(593)	$38,418
Property operating expenses	$9,959	$5,439	10.5%	$(691)	$(1,330)	$13,377
Straight-line rental revenue adjustments included in rental revenue	$2,968	$(4,942)	N/A	$238	$(4)	$(1,740)
Amortization of deferred market rental revenue	$240	$(451)	N/A	$—	$(294)	$(505)
Number of operating properties included in component category	66	95	N/A	16	1	178

(1)             Includes 59 acquired properties and seven newly-constructed properties.

(2)             Includes sold properties that are not reported as discontinued operations.

(3)             Includes, among other things, the effects of amounts eliminated in consolidation. Certain amounts eliminated in consolidation are attributable to the Property Additions and Same-Office Properties.

	Changes from 2003 to 2004
	Property			Sold
	Additions	Same-Office Properties		Properties	Other	Total
	Dollar	Dollar	Percentage	Dollar	Dollar	Dollar
	Change(1)	Change	Change	Change(2)	Change(3)	Change
Revenues from real estate operations
Rental revenue	$34,400	$6,050	4.5%	$(623)	$(466)	$39,361
Tenant recoveries and other real estate operations revenue	1,402	40	0.2%	(89)	(494)	859
Total	$35,802	$6,090	4.0%	$(712)	$(960)	$40,220
Property operating expenses	$8,867	$3,859	8.6%	$(320)	$(934)	$11,472
Straight-line rental revenue adjustments included in rental revenue	$5,633	$(2,040)	N/A	$(12)	$(1)	$3,580
Amortization of deferred market rental revenue	$(1,131)	$245	N/A	$—	$—	$(886)
Number of operating properties included in component category	35	102	N/A	1	N/A	138

(1)             Includes 29 acquired properties and six newly-constructed properties.

(2)             Includes sold properties that are not reported as discontinued operations.

(3)             Includes, among other things, the effects of amounts eliminated in consolidation. Certain amounts eliminated in consolidation are attributable to the Property Additions and Same-Office Properties.

The analysis set forth below in this section pertains to properties included in continuing operations.

As the tables above indicate, our total increase in revenues from real estate operations and property operating expenses from 2004 to 2005 and from 2003 to 2004 was attributable primarily to the Property Additions.

With regard to changes in the Property Additions operations:

•       The real estate operations in 2005 associated with our property additions was adversely affected somewhat by our 2005 acquisitions carrying occupancy rates that were lower than the average occupancy of our previously existing properties. Acquisitions with particularly low occupancy rates upon acquisition included the following: (1) a 113,000 square foot property acquired in April that was 23% occupied; (2) a 118,000 square foot property acquired in October that was 58% occupied; and (3) a 1.1 million square foot portfolio acquired in December that was 84% occupied. We acquired these lower occupancy properties for, among other reasons, what we viewed to be the potential for particularly high rates of return on our investment in these properties if we are successful in stabilizing their operations. The potential for low rates of return on our investment in these properties, including losses, exists if we are unsuccessful in stabilizing the properties.

•       The increase in rental revenue of the Property Additions from 2003 to 2004 includes $5.3 million that was attributable to net revenue from the early termination of leases; most of this increase was attributable to one lease termination transaction. To explain further the concept of net revenue from the early termination of leases, when tenants terminate their lease obligations prior to the end of the agreed lease terms, they typically pay fees to break these obligations. We recognize such fees as revenue and write off against such revenue any (1) deferred rents receivable and (2) deferred revenue and deferred assets that are amortizable into rental revenue associated with the leases; the resulting net amount is the net revenue from the early termination of the leases (see the section entitled “Revenue Recognition” in Note 3 to our Consolidated Financial Statements).

With regard to changes in the Same-Office Properties’ revenues from real estate operations:

•       the change in rental revenue from the Same-Office Properties from 2004 to 2005 included the following:

•        a decrease of $6.4 million in net revenue from the early termination of leases, which included $3.5 million attributable to one property and $2.3 million attributable to two additional properties; and

•        an increase of $5.0 million, or 3.3%, attributable to changes in occupancy and rental rates between the two periods.

•       tenant recoveries and other revenue from the Same-Office Properties increased from 2004 to 2005 due primarily to the increase in property operating expenses described below; and

•       the increase in rental revenue from the Same-Office Properties from 2003 to 2004 was attributable primarily to an increase in occupancy and rental rates between the two periods, including $2.8 million relating to one property.

With regard to changes in the Same-Office Properties’ property operating expenses:

•       the increase in the Same-Office Properties’ property operating expenses from 2004 to 2005 included the following:

•        an increase of $3.7 million, or 43.4%, in utilities due primarily to (1) our assumption of responsibility for payment of utilities at certain properties due to changes in occupancy and lease structure and (2) rate increases that we believe are the result of (a) increased oil prices and (b) energy deregulation in Maryland;

•        an increase of $920,000, or 83.1%, in snow removal expense due to greater snow and ice precipitation in 2005; and

•        an increase of $592,000, or 8.3%, in building cleaning expenses due primarily to our assumption of responsibility for payment of such costs at certain properties due to changes in occupancy and lease structure.

•       the increase in the Same-Office Properties’ property operating expenses from 2003 to 2004 included the following:

•        an increase of $1.7 million, or 43.2%, in property labor costs due primarily to an increase in billable rates of repair and maintenance employees as well as higher than normal hours during the earlier portion of 2004 for projects undertaken at certain properties. Of this increase, $609,000 was attributable to a building that was staffed with employees throughout 2004 but not staffed for most of 2003. Since the increase in billable rates of repairs and maintenance employees contributed to additional profit in our service operations prior to eliminations recorded in consolidation, a significant portion of the increase in our property labor costs was eliminated in consolidation;

•        an increase of $817,000, or 13.7%, in cleaning expenses due primarily to cleaning costs required in 2004 at properties that had increased occupancy from 2003;

•        an increase of $632,000, or 55.6%, in general administrative costs allocable to property operations due primarily to an increase in asset management and legal staffing over 2003;

•        an increase of $535,000, or 6.1%, in real estate taxes due primarily to an increase in the assessed value of many of our properties. This increasing trend was present across all of our regions;

•        an increase of $460,000, or 22.0%, in heating and air conditioning repairs and maintenance, most of which was attributable to a project undertaken at one of our buildings. A tenant in this building reimbursed us for these costs through its tenant recovery billings;

•        a decrease of $1.2 million, or 51.2%, in snow removal due to higher snowfall in 2003; and

•        a decrease of $262,000, or 79.1%, in expense associated with doubtful or uncollectible receivables. Most of this decrease was attributable to a large expense associated with two tenants in 2003 coupled with much lower expense in 2004.

Construction contract and other service revenues and expenses

The table below sets forth changes in our construction contract and other service revenues and expenses:

	Changes from 2004 to 2005			Changes from 2003 to 2004
		Other			Other
	Construction	Service		Construction	Service
	Contract	Operations		Contract	Operations
	Dollar	Dollar	Total Dollar	Dollar	Dollar	Total Dollar
	Change	Change	Change	Change	Change	Change
Service operations
Revenues	$49,339	$992	$50,331	$(3,847)	$1,010	$(2,837)
Expenses	48,801	1,490	50,291	(3,750)	(187)	(3,937)
Income from service operations	$538	$(498)	$40	$(97)	$1,197	$1,100

Construction contract revenues were significantly higher in 2005 compared to 2004 due primarily to a large volume of activity for certain existing contracts in 2005. Four contracts represented approximately 81% of our construction contract revenue in 2005. However, as discussed earlier, we use the net of service operations revenues and expenses to evaluate performance. During 2005, we had virtually no change in income from service operations compared to 2004.

The increase in income from other service operations from 2003 to 2004 was attributable primarily to a $662,000 increase in income from the heating and air conditioning services and controls division. The improvement in income from the heating and air conditioning services and controls division was attributable primarily to increased time and materials billing activity from its service contract and controls product lines. Much of this activity was attributable to several large contracts.

Depreciation and Amortization

The $11.8 million change in depreciation and amortization associated with real estate operations included in continuing operations from 2004 to 2005 included the following:

•       a $9.7 million increase attributable to the Property Additions; and

•       a $2.1 million, or 5.0%, increase attributable to the Same Office Properties.

Of the $14.7 million increase in our depreciation and other amortization associated with real estate operations included in continuing operations from 2003 to 2004, $13.4 million was attributable to the Property Additions, which included $3.2 million recorded in connection with one lease termination transaction.

General and Administrative Expenses

General and administrative expenses increased $2.6 million, or 23.7%, from 2004 to 2005. This increase included the following:

•       an increase of $2.4 million in compensation expense due primarily to additional employee positions to support our growth, increased expenses associated with share-based compensation and increased salaries and bonuses for existing employees;

•       an increase of $641,000 in consulting expense due in large part to the growth and changing complexity of the Company; and

•       a decrease of $636,000 associated with additional overhead allocated to the Service Operations due primarily to growth in the entities engaged in these operations.

General and administrative expenses increased $3.0 million, or 38.6%, from 2003 to 2004. This increase included the following:

•       an increase of $1.7 million in compensation expense due primarily to additional employee positions to support our growth, increased expenses associated with share-based compensation and increased salaries and bonuses for existing employees;

•       an increase of $641,000 in consulting expense which included, among other things, our Sarbanes-Oxley Section 404 preparation and increased external audit fees relating thereto;

•       an increase of $175,000 for marketing and investor relations activity due to an increased emphasis on such activity; and

•       an increase of $121,000 in trustees’ and officers’ insurance costs due to additional coverage and higher rates.

General and administrative expenses increased as a percentage of operating income from 10.2% in 2003 to 12.2% in 2004 and to 13.5% in 2005. While the main components of the increase from a dollar perspective are discussed above, there is an increasing trend that can be attributed to our adjusting the size of our employee base in response to the growth of the Company. We expect this trend to continue in the next two to three years and perhaps longer until we believe the Company’s employee base and processes are positioned appropriately in anticipation of our future growth expectations.

Interest Expense and Amortization of Deferred Financing Costs

Our interest expense and amortization of deferred financing costs included in continuing operations increased $12.8 million, or 28.4%, from 2004 to 2005 due primarily to a 33.4% increase in our average outstanding debt balance resulting from our 2004 and 2005 acquisition and construction activities, offset by a $4.8 million increase in interest capitalized to construction and pre-construction projects due to increased construction and pre-construction activity. Interest expense and deferred financing costs as a percentage of operating income increased from 51.0% in 2004 to 58.5% in 2005 due primarily to an increase in the proportion of our investing and financing activities funded by debt versus equity.

Our interest expense and amortization of deferred financing costs included in continuing operations increased $2.9 million, or 6.7%, from 2003 to 2004 due primarily to a 17.8% increase in our average outstanding debt balance resulting from our 2003 and 2004 acquisition and development activities, offset by the effects of (1) a $2.8 million increase in the amount of interest capitalized to construction and pre-construction projects due to increased construction and pre-construction activity and (2) a decrease in our weighted average interest rates from 5.9% to 5.7%. Interest expense and deferred financing costs as a percentage of net operating income decreased from 55.2% in 2003 to 51.0% in 2004 due primarily to a decrease in the proportion of our investing and financing activities funded by debt versus equity.

We historically have financed our long-term capital needs, including property acquisition and development activities, through a combination of the following:

•       borrowings under our Revolving Credit Facility;

•       borrowings from new loans;

•       issuances of common shares of beneficial interest (“common shares”), preferred shares of beneficial interest (“preferred shares”) and common units and/or preferred units in our Operating Partnership;

•       contributions from outside investors into real estate joint ventures;

•       proceeds from sales of real estate; and

•       any available residual cash flow from operations.

Many factors go into our decisions of when to finance investing and financing activities using debt versus equity. We generally use long-term borrowing as attractive financing conditions arise and equity issuances as attractive equity market conditions arise. As a result, the changes in the proportion between debt and equity described above are not trends that necessarily should be expected to continue.

As of December 31, 2005, 68.4% of our mortgage and other loans payable balance carried fixed interest rates and 91.3% of our fixed-rate loans were scheduled to mature after 2006. For a more comprehensive presentation of our fixed-rate loan maturities, please refer to the section entitled “Quantitative and Qualitative Disclosures About Market Risk.”

Minority Interests

Interests in our Operating Partnership are in the form of preferred and common units. The line entitled “minority interests in income from continuing operations” on our Consolidated Statements of Operations includes primarily income before minority interests allocated to preferred and common units not owned by us; for the amount of this line attributable to preferred units versus common units, you should refer to our Consolidated Statements of Operations. Income is allocated to minority interest preferred unitholders in an amount equal to the priority return from the Operating Partnership to which they are entitled. Income is allocated to minority interest common unitholders based on the income earned by the Operating Partnership after allocation to preferred unitholders multiplied by the percentage of the common units in the Operating Partnership owned by those common unitholders.

As of December 31, 2005, we owned 95% of the outstanding preferred units and approximately 82% of the outstanding common units. Changes in the percentage of the Operating Partnership owned by minority interests during the last three years reflected the following:

•       the issuance of additional units to us as we issued new preferred shares and common shares during 2003 through 2005 due to the fact that we receive preferred units and common units in the Operating Partnership each time we issue preferred shares and common shares;

•       the exchange of common units for our common shares by certain minority interest holders of common units;

•       our repurchase of the Series C Preferred Units from third parties in June 2003 (as discussed in the section below entitled “Adjustments to Net Income to Arrive at Net Income Available to Common Shareholders”);

•       the conversion of the Series D Preferred Shares of beneficial interest (the “Series D Preferred Shares”) (as discussed in Note 11 to the Consolidated Financial Statements);

•       our redemption of the Series B Preferred Shares in July 2004 (as discussed in Note 11 to the Consolidated Financial Statements);

•       our issuance of 232,655 common units to third parties in connection with acquisitions during 2005; and

•       our issuance of the Series I Preferred Units to a third party in 2004 (as discussed in Note 3 to the Consolidated Financial Statements).

Our income allocated to minority interest holders of preferred units increased from 2004 to 2005 due to our issuance of the Series I Preferred Units in September 2004 and decreased from 2003 to 2004 due to our repurchase of the Series C Preferred Units in June 2003. Our changes in income allocated to minority interest holders of common units included in discontinued operations included the following:

•       a decrease attributable to our increasing ownership of common units (from 71% at December 31, 2002 to 82% at December 31, 2005) and preferred units; and

•       a decrease from 2004 to 2005 and an increase from 2003 to 2004 due to changes in the Operating Partnership’s income from continuing operations before minority interests.

Income from Discontinued Operations

Our income from discontinued operations increased from 2004 to 2005 due primarily to the sale of three properties in the Northern/Central New Jersey region in September 2005. Our income from discontinued operations decreased from 2003 to 2004 due primarily to the sale of a property in the Suburban Maryland region in March 2003. See Note 18 to the Consolidated Financial Statements for a summary of income from discontinued operations.

Adjustments to Net Income to Arrive at Net Income Available to Common Shareholders

Preferred share dividends decreased from 2004 to 2005 due to the conversion of the Series D Preferred Shares and the redemption of the Series B Preferred Shares discussed above. Preferred share dividends increased from 2003 to 2004 due to the dividend requirements of two new series of preferred shares issued in 2003, offset somewhat by the decrease caused by the redemption of the Series B Preferred Shares and conversion of the Series D Preferred Shares in 2004.

During 2004, we recognized a $1.8 million decrease to net income available to common shareholders pertaining to the original issuance costs incurred on the Series B Preferred Shares. We redeemed these shares in July 2004 for a redemption price of $31.3 million. We would recognize additional decreases to net income available to common shareholders in the future if we choose to redeem our other outstanding redeemable preferred shares. Our Series E and Series F Redeemable Preferred Shares are redeemable beginning in 2006.

During 2003, we recognized an $11.2 million decrease to net income available to common shareholders, representing the excess of the repurchase price of the Series C Preferred Units in the Operating Partnership over the sum of the recorded book value of the units and the accrued and unpaid return to the unitholder. Prior to this repurchase, these units were convertible, subject to certain restrictions, into 2,420,672 common units in the Operating Partnership. These units were repurchased by the Operating Partnership for $36.1 million (including $477,000 for accrued and unpaid distributions), or $14.90 per common share on an as-converted basis.

Diluted earnings per common share

Diluted earnings per common share on net income available to common shareholders increased from 2004 to 2005 due to the effect of the increase in net income available to common shareholders, attributable primarily to the reasons set forth above, offset somewhat by the higher number of common shares outstanding due to share issuances in 2004 and 2005.

Diluted earnings per common share on net income available to common shareholders increased from 2003 to 2004 due primarily to the $11.2 million decrease to net income available to common shareholders in 2003 representing the excess of the repurchase price of the Series C Preferred Units over the sum of the recorded book value of the units and the accrued and unpaid return to the unitholder. This increase was offset somewhat by the issuance costs associated with the redeemed Series B Preferred Shares and the increased common shares outstanding due to common share issuances in 2003 and 2004.

Liquidity and Capital Resources

In our discussion of liquidity and capital resources set forth below, we describe certain of the risks and uncertainties relating to our business. However, they may not be the only ones that we face.

Cash and Cash Equivalents

Our cash and cash equivalents balance as of December 31, 2005 totaled $10.8 million, an increase of 22.0% from the balance as of December 31, 2004. The balance of cash and cash equivalents that we carried as of the end of each of the eight calendar quarters during the two years ended December 31, 2005 ranged from $6.2 million to $21.5 million and averaged $12.3 million. The cash and cash equivalents balances that we carry as of a point in time can vary significantly due in part to the inherent variability of the cash needs of our acquisition and development activities. We maintain sufficient cash and cash equivalents to meet our operating cash requirements and short term investing and financing cash requirements. When we determine that the amount of cash and cash equivalents on hand is more than we need to meet such requirements, we may pay down our Revolving Credit Facility or forgo borrowing under construction loan credit facilities to fund development activities.

Operating Activities

We generate most of our cash from the operations of our properties. A review of our Consolidated Statements of Operations indicates that over the last three years, 29% to 30% of our revenues from real estate operations of our continuing operations (defined as the sum of (1) rental revenue and (2) tenant recoveries and other real estate operations revenue) were used for property operating expenses of our continuing operations. Most of the amount by which our revenues from real estate operations exceeded property operating expenses was cash flow; we applied most of this cash flow towards interest expense, scheduled principal amortization on mortgage loans, dividends to our shareholders, distributions to minority interest holders of preferred and common units in the Operating Partnership, capital improvements and leasing costs for our operating properties and general and administrative expenses.

Our cash flow from operations determined in accordance with GAAP increased $11.5 million, or 13.6%, from 2004 to 2005; this increase is attributable primarily to the additional cash flow from operations generated by our newly-acquired and newly-constructed properties. We expect to continue to use cash flow provided by operations to meet our short-term capital needs, including all property operating expenses, general and administrative expenses, interest expense, scheduled principal amortization of mortgage loans, dividends and distributions and capital improvements and leasing costs. We do not anticipate borrowing to meet these requirements. Factors that could negatively affect our ability to generate cash flow from operations in the future include the following:

•       We earn revenue from renting our properties. Our operating costs do not necessarily fluctuate in relation to changes in our rental revenue. This means that our costs will not necessarily decline and may increase even if our revenues decline.

•       For new tenants or upon lease expiration for existing tenants, we generally must make improvements and pay other tenant-related costs for which we may not receive increased rents. We also make building-related capital improvements for which tenants may not reimburse us.

•       When leases for our properties expire, our tenants may not renew or may renew on terms less favorable to us than the terms of their original leases. If a tenant leaves, we can expect to experience a vacancy for some period of time as well as higher tenant improvement and leasing costs than if a tenant renews. As a result, our financial performance could be adversely affected if we experience a high volume of tenant departures at the end of their lease terms.

•       As discussed earlier, we are dependent on a highly concentrated number of tenants for a large percentage of our revenue. Most of the leases of one of these tenants, the United States Government, provide for a series of one-year terms or provide for early termination rights. Our cash flow from operations would be adversely affected if our larger tenants failed to make rental payments to us, or if the United States Government elects to terminate several of its leases and the space cannot be re-leased on satisfactory terms.

•       As discussed earlier, a high concentration of our revenues comes from tenants in the United States defense industry. A reduction in government spending for defense could affect the ability of our tenants in the defense industry to fulfill lease obligations or decrease the likelihood that these tenants will renew their leases. In the case of the United States Government, a reduction in government spending could result in the early termination of leases.

•       Our performance depends on the ability of our tenants to fulfill their lease obligations by paying their rental payments in a timely manner. In addition, as noted above, we rely on a relatively small number of tenants for a large percentage of our revenue from real estate operations. If one of our major tenants, or a number of our smaller tenants, were to experience financial difficulties, including bankruptcy, insolvency or general downturn of business, there could be an adverse effect on our results of operations and financial condition.

•       We provide construction management services for third-party clients. When providing these services, we usually pay for the costs of construction and subsequently bill our clients for the costs of construction plus a construction management fee. When we provide construction management services, the costs of construction can amount to millions of dollars. If any of our clients for construction management services fail to reimburse us for costs incurred under a significant construction management contract, it could have an adverse effect on our results of operations and financial condition.

•       Since our properties are primarily located in the Mid-Atlantic region of the United States, especially in the Greater Washington, D.C. region, and are also typically concentrated in office parks in which we own most of the properties, we do not have a broad geographic distribution of our properties. As a result, a decline in the real estate market or general economic conditions in the Mid-Atlantic region, the Greater Washington, D.C. region or the office parks in which our properties are located could have an adverse effect on our financial position, results of operations and cash flows.

•       The commercial real estate market is highly competitive. We compete for the purchase of commercial property with many entities, including other publicly traded commercial REITs. Many of our competitors have substantially greater financial resources than we do. If our competitors prevent us from buying properties that we target for acquisition, we may not be able to meet our property acquisition and development goals. Moreover, numerous commercial properties compete for tenants with our properties. Some of the properties competing with ours may have newer or more desirable locations or the competing properties’ owners may be willing to accept lower rates than are acceptable to us. Competition for property acquisitions, or for tenants in properties that we own, could have an adverse effect on our financial performance.

•       If short-term interest rates were to increase, the interest payments on our variable-rate debt would increase, although this increase may be reduced to the extent that we have interest rate swap and cap agreements outstanding. If longer-term interest rates were to increase, we may not be able to refinance our existing indebtedness on terms as favorable as the terms of our existing indebtedness and we would pay more for interest expense on new indebtedness that we incur for future operating property additions.

•       Our portfolio of properties is insured for losses under our property, casualty and umbrella insurance policies through September 2006. These policies include coverage for acts of terrorism. Although we believe that we adequately insure our properties, we are subject to the risk that our insurance may not cover all of the costs to restore properties damaged by a fire or other catastrophic event. In addition, changes in the insurance industry could occur in the future that may increase the cost of insuring our properties and decrease the scope of insurance coverage, either of which could adversely affect our financial position and operating results.

•       As a REIT, we must distribute at least 90% of our annual REIT taxable income (excluding capital gains), which limits the amount of cash we have available for other business purposes, including amounts to fund our growth. Also, it is possible that because of the differences between the time that we actually receive revenue or pay expenses and the period we report those items for distribution purposes, we may have to borrow funds on a short-term basis to meet the 90% distribution requirement. We may become subject to tax liabilities that adversely affect our operating cash flow.

Investing and Financing Activities During the Year Ended December 31, 2005

We acquired 38 office properties totaling 2.5 million square feet and ten parcels of land for $331.5 million, excluding the effect of a $263,000 premium recorded upon the assumption of a loan in connection with the acquisition of one of the properties. These acquisitions were financed using the following:

•       $200.2 million in borrowings under our Revolving Credit Facility;

•       $110.0 million in borrowings from new and assumed mortgage loans;

•       $2.7 million from the issuance of common units in the Operating Partnership; and

•       cash reserves for the balance.

Highlights of our 2005 acquisitions are set forth below:

•       Most of these acquisitions represented additions to our existing presence in the Greater Washington, D.C. region and neighboring Suburban Baltimore regions.

•       As discussed above, we implemented in 2004 a core customer expansion strategy built on meeting, through acquisitions and development, the multi-location requirements of our strategic tenants. As a result of this strategy, 2005 marked our initial entry into the San Antonio, Texas and Colorado Springs, Colorado regions. Acquisitions in these new regions totaled $98.4 million.

•       Our 2005 acquisitions included $46.9 for land parcels. All of the land parcels are located near our existing operating properties. These additional land holdings significantly increased our future development capacity and enhanced our ability to satisfy our tenants’ future space requirements.

We also acquired two properties totaling approximately 612,000 square feet through a consolidated joint venture in which we own a 92.5% interest for $31.6 million. This joint venture will focus on the identification and acquisition of properties for renovation into higher class space (see the section below entitled “Off-Balance Sheet Arrangements”). We initially financed these acquisitions using the following:

•       $27.0 million in borrowings under our Revolving Credit Facility; and

•       cash reserves for the balance.

We expect the joint venture to repay us for a significant portion of the cost of these acquisitions using construction loan facilities and contributions from our joint venture partner.

During 2005, we placed into service 295,000 square feet in three newly-constructed properties in the Baltimore/Washington Corridor. These properties were 100% leased at December 31, 2005. Costs incurred on these properties through December 31, 2005 totaled $51.3 million, $17.4 million of which was incurred in 2005. We financed the 2005 costs using primarily borrowings under existing construction loan facilities.

At December 31, 2005, we had construction activities underway on nine office properties totaling 1.2 million square feet that were 42% pre-leased, including 7,000 square feet in one property placed into service in 2005. Costs incurred on these properties through December 31, 2005 totaled approximately $128.7 million, of which approximately $76.0 million was incurred in 2005. We have construction loan facilities in place totaling $95.5 million to finance the construction of four of these properties; borrowings under these facilities totaled $47.3 million at December 31, 2005, all of which was borrowed during the year ended December 31, 2005. The remaining costs incurred in 2005 were funded using primarily borrowings from our Revolving Credit Facility and cash reserves.

The table below sets forth the major components of our additions to the line entitled “Total Commercial Real Estate Properties” on our Consolidated Balance Sheet for 2005 (in thousands):

Acquisitions	$345,267
Construction and development	98,377
Tenant improvements on operating properties	28,243	(1)
Capital improvements on operating properties	9,448
	$481,335

(1)             Tenant improvement costs incurred on newly-constructed properties are classified in this table as construction and development.

During 2005, we sold four office properties and a land parcel for a total of $29.8 million. The net proceeds from these sales after transaction costs totaled $29.3 million; these proceeds were used as follows:

•       $22.0 million to pay down our Revolving Credit Facility; and

•       the balance to fund cash reserves.

On September 29, 2005, we contributed our portfolio of properties in Greater Harrisburg, consisting of 16 office properties, one unimproved land parcel and an option to acquire a land parcel, into a real estate joint venture at a value of $73.0 million. In exchange for our contribution, we received $69.6 million in cash (after closing costs and operating prorations) and a 20% interest in Harrisburg Corporate Gateway Partners, L.P. The cash proceeds were used primarily to pay down our Revolving Credit Facility.

We often use our Revolving Credit Facility initially to finance much of our investing and financing activities. We then pay down our Revolving Credit Facility using proceeds from long-term borrowings collateralized by our properties as attractive financing conditions arise and equity issuances as attractive equity market conditions arise.

On June 24, 2005, we amended our Revolving Credit Facility. Under the amendment, the maximum principal amount was increased from $300.0 million to $400.0 million, with a right to further increase the maximum principal amount in the future to $600.0 million, subject to certain conditions. In addition, the scheduled maturity date was extended for one year to March 2008, with a one-year extension available, subject to certain conditions. The facility has a fee of 0.125% to 0.25% on the amount of the credit facility that is unused. Amounts available under this Revolving Credit Facility are generally computed based on 65% of the unencumbered asset pool value (increased from 60% prior to the amendment). Based on the value of assets identified by the Company to support repayment of the Revolving Credit Facility, $366.5 million was available as of March 13, 2006, $78.5 million of which was unused.

During 2005, we borrowed $466.1 million under mortgages and other loans, excluding our Revolving Credit Facility. The proceeds from these borrowings were used as follows:

•       $186.4 million to pay down our Revolving Credit Facility;

•       $110.0 million to finance acquisitions;

•       $82.9 million from construction loans to finance construction activities;

•       $47.9 million to refinance other existing debt; and

•       the balance to fund cash reserves, much of which was also used to finance construction activities, and new loan escrow requirements.

On April 7, 2005, we entered into a forward starting swap at a fixed rate of 5.0244% on a notional amount of $73.4 million. We obtained this swap to lock in the 10-year LIBOR swap rate in contemplation of our obtaining a long-term, fixed rate financing later in 2005. We obtained this long-term financing in October 2005 and cash settled the swap at that time for a payment of $603,000. This payment represented the present value of the basis point differential between 5.0244% and the 10-year LIBOR swap rate at the time we cash settled the swap, plus accrued interest.

Certain of our mortgage loans require that we comply with a number of restrictive financial covenants, including leverage ratio, minimum net worth, minimum fixed charge coverage, minimum debt service and maximum secured indebtedness. As of December 31, 2005, we were in compliance with these financial covenants.

On September 28, 2005, we sold 2.3 million common shares to an underwriter at a net price of $32.76 per share. We contributed the net proceeds totaling approximately $75.2 million to our Operating Partnership in exchange for 2.3 million common units. The proceeds were used primarily to pay down our Revolving Credit Facility.

Analysis of Cash Flow Associated With Investing and Financing Activities

Our net cash flow used in investing activities increased $155.3 million, or 58.9%, from 2004 to 2005. This increase was due primarily to the following:

•       a $247.9 million, or 98.4%, increase in purchases of and additions to commercial real estate. This increase is due primarily to an increase in property acquisitions. Our ability to locate and complete acquisitions is dependent on numerous variables and, as a result, is inherently subject to significant fluctuation from period to period. While we expect to continue to acquire properties in the future, we are unable to predict whether the increasing acquisition volume is a trend that will continue; and

•       a $98.1 million increase in proceeds from sales of properties and contributions of assets to an unconsolidated real estate joint venture. We generally do not acquire properties with the intent of selling them. We generally attempt to sell a property when we believe that most of the earnings growth potential in that property has been realized, or determine that the property no longer fits within our strategic plans due to its type and/or location. While we expect to reduce or eliminate our real estate investments in certain of our non-core markets in the future, we cannot predict when and if these dispositions will occur. Since our real estate sales activity is driven by transactions unrelated to our core operations, our proceeds from sales of properties are subject to material fluctuation from period to period and, therefore, we do not believe that the change described above is necessarily indicative of a trend.

Our cash flow provided by financing activities increased $136.5 million, or 74.3%, from 2004 to 2005. This increase included the following:

•       a $315.5 million, or 55.0%, increase in proceeds from mortgage and other loans payable. This increase is due primarily to the following:

•        borrowings under our Revolving Credit Facility that were used to fund our loan refinancings and property acquisitions; and

•        borrowing under two loans totaling $211.5 million that were used primarily to pay down the Revolving Credit Facility and refinance other existing debt.

•       a $159.0 million, or 37.7%, increase in repayments of mortgage and other loans payable. This increase is attributable primarily to the additional repayments of existing loans using borrowings under our Revolving Credit Facility and the new loans described above;

•       a $43.2 million, or 35.2%, decrease in common share issuances completed due primarily to us making fewer new share issuances through public offerings. We funded a larger proportion of our investing and financing activities using debt than we did in the previous year; and

•       a $31.3 million payment to redeem the Series B Preferred Shares in 2004. We may use cash in 2006 to redeem our outstanding Series E and Series F Redeemable Preferred Shares.

Off-Balance Sheet Arrangements

Some of our real estate investments are owned through joint ventures. We use joint ventures from time to time for reasons that include the following: (1) they can provide a facility to access new markets and investment opportunities while enabling us to benefit from the expertise of our partners; (2) they are an alternative source for raising capital to put towards acquisition or development activities; and (3) they can reduce our exposure to risks associated with a property and its activities. Each of our real estate joint ventures has a two-member management committee that is responsible for making major decisions (as defined in the joint venture agreement), and we control one of the management committee positions in each case. All of our real estate joint venture investments owned during 2005 can be classified into one of the three categories described below:

•       Externally-managed construction joint ventures (the “Construction JVs”). These joint ventures generally construct buildings to be purchased by us. Our partners in these joint ventures are controlled by a company that owns, manages, leases and develops properties in the Baltimore/Washington Corridor; that company also serves as the project manager for all of these joint ventures. These joint ventures enable us to make use of the expertise of our partner. The use of the joint venture structures provides further leverage to us both from a financing and risk perspective. We generally guarantee the repayment of construction loans for these projects in amounts proportional to our ownership percentage. In addition, we are obligated to acquire our partners’ membership interest in each of the joint ventures if defined events were to occur. The amount we would be required to pay for those membership interests is computed based on the amount that the owners of those interests would receive under the joint venture agreements in the event that office properties owned by the respective joint ventures were sold for a capitalized fair value (as defined in the agreements) on a defined date. During 2005, we were invested in three of these joint ventures, all of which we accounted for using the consolidation method of accounting. Regarding these joint ventures, we:

•        acquired our partner’s interest in one of these joint ventures during 2005 for $1.2 million;

•        were under contract at December 31, 2005 to sell the property owned by another of these joint ventures to a third party for $2.5 million. We acquired our partner’s interest in the joint venture for $1.2 million and completed the sale on January 17, 2006; and

•        estimate the aggregate amount we would need to pay for our partner’s 20% membership interest in the one remaining joint venture to be $792,000; however, since the determination of this amount is dependent on the operations of the office properties and none of these properties are both completed and occupied, this estimate is preliminary and could be materially different from the actual obligation.

•       Externally-managed redevelopment joint venture (the “Redevelopment JV”). Formed in 2005, this joint venture identifies and acquires properties to renovate into Class A office space and completes such renovations. Our joint venture partner has expertise in these types of projects and serves as the project manager for the renovations. This joint venture enables us to make use of the expertise of our partner. The use of the joint venture structure provides further leverage to us both from a financing and risk perspective. Upon stabilization of the renovated properties, we have the option to acquire such properties at 97% of the fair market value, as defined in the joint venture agreement. We own a 92.5% interest in our one existing joint venture and account for this investment using the consolidation method of accounting. Our partner will earn fees for the acquisition, development, leasing and disposition of these projects. We will obtain third-party financing for construction of the projects and will act as the guarantor for repayment when required and will earn fees for these activities. We will also manage the properties when they become operational and will earn fees for such services.

•       Operating joint ventures to which we contribute an office property to partially dispose of our interest (the “Disposition JVs”). During 2005, we owned two investments in Disposition JVs to which we contributed office properties in exchange for cash and 20% interests in the joint ventures; one of these joint ventures was created in 2005 upon the contribution by us of our portfolio of properties in Harrisburg, Pennsylvania in exchange for $69.6 million in cash (after closing costs and operating prorations) and a 20% interest in the joint venture. These Disposition JVs enable us to dispose of most of our investment in properties that we believe realized most of their earnings growth potential. We manage the joint ventures’ property operations and any required construction projects and earn fees for these services. In one of the joint ventures, our partner has preference in receiving distributions of cash flows for a defined return; once our partner receives its defined return, we are entitled to receive distributions for a defined return and, once we receive that return, remaining distributions of cash flows are allocated based on percentages defined in the joint venture agreement. In the other joint venture, we and our partner receive returns in proportion to our investments. As part of our obligations under the joint venture created in 2005, we may be required to make unilateral payments to fund rent shortfalls on behalf of a tenant that was in bankruptcy at the time the joint venture was formed; our total unilateral commitment under this guaranty is approximately $896,000, although the tenant’s account was current as of December 31, 2005. We also agreed to indemnify the partnership’s lender for 80% of losses under standard nonrecourse loan guarantees (environmental indemnifications and guarantees against fraud and misrepresentation) during the period of time in which we manage the partnership’s properties; we do not expect to incur any losses under these loan guarantees. We accounted for our investments in the disposition JVs using the equity method of accounting.

The table below sets forth certain additional information regarding the Disposition JVs since our investments in these joint ventures were not consolidated (in thousands):

						Fees	Balance of	Obligation to
			Net Cash			Earned	Debt	Unilaterally
	Investment		Inflow from		Loss from	from	Guaranteed	Fund Additional
Category of Real	Balances		Category		Category	Category	by Us at	Project Costs
Estate Joint Venture	at 12/31/05		in 2005		in 2005	in 2005(1)	12/31/2005	(if necessary)(2)
Disposition JVs	$(1,630	)(3)	$68,753	(4)	$(88)	$326	$—	$1,077

(1)             Fees earned by us for construction, asset management and property management services provided to joint ventures.

(2)             Amounts reported in this column represent additional investments we could be required to fund on a unilateral basis, including the rent shortfall payments and lender indeminfications discussed above. We and our partners are also required to fund proportionally (based on our ownership percentage) additional amounts when needed. Since the additional fundings described in this footnote are uncertain in dollar amount and we do not expect that they will be necessary, they are not included in the table.

(3)             Our investment balance includes distributions in excess of investment of ($3,081) in one joint venture due to our not recognizing gain on the contribution of properties into the joint venture. We did not recognize a gain on the contribution since we have contingent obligations, as described above, that may exceed our proportionate interest remaining in effect as long as we continue to manage the joint venture’s properties.

(4)             Includes $68,633 in cash proceeds from the contribution of our properties in Harrisburg, Pennsylvania in exchange for cash and a 20% interest in the joint venture.

You should refer to Notes 5 and 19 to our Consolidated Financial Statements for additional information pertaining to our investments in unconsolidated real estate joint ventures.

We had no other material off-balance sheet arrangements during 2005.

Contractual Obligations

The following table summarizes our contractual obligations as of December 31, 2005 (in thousands):

	For the Years Ended December 31,
	2006	2007 to 2008	2009 to 2010	Thereafter	Total
Contractual obligations(1)(2)
Mortgage and other loans payable(3)	$126,802	$618,385	$136,282	$465,491	$1,346,960
Interest on mortgage and other loans payable(4)	78,995	115,171	61,922	82,578	338,666
Acquisitions of properties(5)	2,500	2,000	—	4,000	8,500
New construction and development contracts and obligations(6)(7)	24,147	—	—	—	24,147
Third-party construction and development contracts(7)(8)	46,697	—	—	—	46,697
Capital expenditures for operating properties(7)(9)	5,538	—	—	—	5,538
Operating leases(10)	789	659	90	—	1,538
Capital lease obligations(10)	3	—	—	—	3
Other purchase obligations(10)	1,385	2,603	2,502	5,695	12,185
Total contractual cash obligations	$286,856	$738,818	$200,796	$557,764	$1,784,234

(1)             The contractual obligations set forth in this table generally exclude individual contracts that had a value of less than $20 thousand. Also excluded are contracts associated with the operations of our properties that may be terminated with notice of one month or less, which is the arrangement that applies to most of our property operations contracts.

(2)             Not included in this section are amounts contingently payable by us to acquire the membership interests of certain real estate joint venture partners. See the section entitled “Off-Balance Sheet Arrangements” for further discussion of such amounts.

(3)             Represents principal maturities only and therefore excludes net premiums and discounts of $1.4 million. Our loan maturities in 2006 include $41.6 million that may be extended until 2007, subject to certain conditions, and $63.7 million that we expect to refinance; the balance of the 2006 maturities represent primarily scheduled principal amortization payments that we expect to pay using cash flow from operations.

(4)             Represents interest costs for mortgage and other loans payable at December 31, 2005 for the terms of such loans. For variable rate loans, the amounts reflected above used December 31, 2005 interest rates on variable rate loans in computing interest costs for the terms of such loans. For construction loan facilities where the interest payments are not payable as incurred but, rather, are added to the balance of the loan during the construction period, the amounts reflected above assumed that such interest costs are paid monthly as incurred.

(5)             Represents contractual obligation at December 31, 2005 to acquire a property located in Washington County, Maryland. We expect to acquire this property in 2006 using borrowings under the Revolving Credit Facility. A $4.0 million final payment of the acquisition cost included in the “Thereafter” column could be reduced by a range of $750,000 to the full $4.0 million; the amount of such decrease will be determined based on defined levels of job creation resulting from the future development of the property taking place.

(6)             Represents contractual obligations pertaining to new construction and development activities. We expect to finance these costs primarily using proceeds from our Revolving Credit Facility and construction loans.

(7)             Because of the long-term nature of certain construction and development contracts, some of these costs will be incurred beyond 2006.

(8)             Represents contractual obligations pertaining to projects for which we are acting as construction manager on behalf of unrelated parties who are our clients. We expect to be reimbursed in full for these costs by our clients.

(9)             Represents contractual obligations pertaining to capital expenditures for our operating properties. We expect to finance all of these costs using cash flow from operations.

(10)       We expect to pay these items using cash flow from operations.

Investing and Financing Activity Subsequent to December 31, 2005

On January 1, 2006, we placed into service a newly-constructed property in the Baltimore/Washington Corridor totaling approximately 162,000 square feet.

On January 17, 2006, we acquired our partner’s 50% interest in a joint venture that had constructed a building in the Baltimore/Washington Corridor for $1.2 million using cash reserves. We then sold the property to a third party for $2.5 million and used the proceeds to fund the acquisition of the Colorado Springs property discussed below.

On January 19, 2006, we acquired an office property to be redeveloped that is located in Colorado Springs, Colorado totaling approximately 60,000 square feet for a contract price of $2.6 million. The acquisition also included land that we believe can accommodate 25,000 additional square feet. The acquisition was financed primarily using proceeds from the property sale discussed above.

On January 20, 2006, we acquired a 31-acre land parcel adjacent to properties that we own in San Antonio, Texas for a contract price of $7.2 million. We believe that the parcel can support the future development of approximately 375,000 square feet of office space. The acquisition was financed primarily using borrowings under our Revolving Credit Facility.

On February 6, 2006, we sold two properties that we own in the Baltimore/Washington Corridor totaling approximately 142,000 square feet for a contract price of $17.0 million. We used the proceeds from the sale to pay down our Revolving Credit Facility. In connection with this sale, we executed a $14.0 million letter of credit agreement with a lender to release these properties as collateral on an outstanding loan from the lender pending the substitution of two other buildings as collateral, which is expected to be completed by mid-2006.

On February 10, 2006, we acquired a 50% interest in a joint venture owning a land parcel that is located adjacent to properties that we own in the Baltimore/Washington Corridor for $1.8 million using cash reserves. The joint venture is constructing an office property totaling approximately 43,000 square feet on the land parcel.

On February 28, 2006, we acquired a 6-acre land parcel that is located near properties we own in the Baltimore/Washington Corridor for a contract price of $2.1 million using cash reserves.

On March 8, 2006, we sold a property that we own in the Northern/Central New Jersey region totaling approximately 57,000 square feet for a contract price of $9.7 million. We used the proceeds from the sale to pay down our Revolving Credit Facility.

Other Future Cash Requirements for Investing and Financing Activities

As previously discussed, as of December 31, 2005, we had construction activities underway on nine office properties totaling 1.2 million square feet that were 42% pre-leased. We estimate remaining costs to be incurred will total approximately $91.7 million upon completion of these properties; we expect to incur these costs primarily in 2006 and 2007. We have $48.2 million remaining to be borrowed under construction loan facilities totaling $95.5 million for four of these properties. We expect to fund the remaining portion of these costs using primarily borrowings from new construction loan facilities.

As of December 31, 2005, we had pre-construction activities underway on six new office properties estimated to total 722,000 square feet. We estimate that costs for these properties will total approximately $135.0 million. As of December 31, 2005, costs incurred on these properties totaled $2.9 million and the balance is expected to be incurred from 2006 through 2008. We expect to fund most of these costs using borrowings from new construction loan facilities.

As of December 31, 2005, we had redevelopment activities underway on three properties totaling 663,000 square feet. Two of these properties are owned by a joint venture in which we own a 92.5% interest. We estimate that remaining costs of the redevelopment activities will total approximately $44.7 million. We expect to fund most of these costs using borrowings under new construction loan facilities.

Included in our 2005 acquisitions were two office properties in San Antonio, Texas totaling 468,994 square feet. We expect to incur approximately $7.0 million in improvements for these properties from 2006 to 2007. We expect to fund most of these costs using borrowings under the Revolving Credit Facility.

During 2006 and beyond, we expect to complete other acquisitions of properties and commence construction and pre-construction activities in addition to the ones previously described. We expect to finance these activities as we have in the past, using mostly a combination of borrowings from new loans, borrowings under our Revolving Credit Facility, proceeds from sales of existing properties and additional equity issuances of common and/or preferred shares.

Factors that could negatively affect our ability to finance our long-term financing and investing needs in the future include the following:

•       Our strategy is to operate with slightly higher debt levels than many other REITs. However, these higher debt levels could make it difficult to obtain additional financing when required and could also make us more vulnerable to an economic downturn. Most of our properties have been mortgaged to collateralize indebtedness. In addition, we rely on borrowings to fund some or all of the costs of new property acquisitions, construction and development activities and other items.

•       We may not be able to refinance our existing indebtedness.

•       Much of our ability to raise capital through the issuance of preferred shares, common shares or securities that are convertible into our common shares is dependent on the value of our common and preferred shares. As is the case with any publicly-traded securities, certain factors outside of our control could influence the value of our common and preferred shares. These conditions include, but are not limited to: (1) market perception of REITs in general and office REITs in particular; (2) market perception of REITs relative to other investment opportunities; (3) the level of institutional investor interest in our company; (4) general economic and business conditions; (5) prevailing interest rates; and (6) market perception of our financial condition, performance, dividends and growth potential.

•       In 2005, we completed acquisitions of properties in regions where we did not previously own properties. Moreover, we expect to continue to pursue selective acquisitions of properties in new regions. These acquisitions may entail risks in addition to those we have faced in past acquisitions, such as the risk that we do not correctly anticipate conditions or trends in a new region and are therefore not able to operate the acquired property profitably.

•       When we develop and construct properties, we assume the risk that actual costs will exceed our budgets, that we will experience construction or development delays and that projected leasing will not occur, any of which could adversely affect our financial performance and our ability to make distributions to our shareholders. In addition, we generally do not obtain construction financing commitments until the development stage of a project is complete and construction is about to commence. We may find that we are unable to obtain financing needed to continue with the construction activities for such projects.

•       We invest in certain entities in which we are not the exclusive investor or principal decision maker. Aside from our inability to unilaterally control the operations of these joint ventures, our investments entail the additional risks that (1) the other parties to these investments may not fulfill their financial obligations as investors, in which case we may need to fund such parties’ share of additional capital requirements and (2) the other parties to these investments may take actions that are inconsistent with our objectives.

•       Real estate investments can be difficult to sell and convert to cash quickly, especially if market conditions are depressed. Such illiquidity will tend to limit our ability to vary our portfolio of properties promptly in response to changes in economic or other conditions. Moreover, under certain circumstances, the Internal Revenue Code imposes certain penalties on a REIT that sells property held for less than four years. In addition, for certain of our properties that we acquired by issuing units in our Operating Partnership, we are restricted by agreements with the sellers of the properties for a certain period of time from entering into transactions (such as the sale or refinancing of the acquired property) that will result in a taxable gain to the sellers without the sellers’ consent. Due to all of these factors, we may be unable to sell a property at an advantageous time to fund our long-term capital needs.

•       We are subject to various federal, state and local environmental laws. These laws can impose liability on property owners or operators for the costs of removal or remediation of hazardous substances released on a property, even if the property owner was not responsible for the release of the hazardous substances. Costs resulting from environmental liability could be substantial. The presence of hazardous substances on our properties may also adversely affect occupancy and our ability to sell or borrow against those properties. In addition to the costs of government claims under environmental laws, private plaintiffs may bring claims for personal injury or other reasons. Additionally, various laws impose liability for the costs of removal or remediation of hazardous substances at the disposal or treatment facility. Anyone who arranges for the disposal or treatment of hazardous substances at such a facility is potentially liable under such laws. These laws often impose liability on an entity even if the facility was not owned or operated by the entity.

Funds From Operations

Funds from operations (“FFO”) is defined as net income computed using GAAP, excluding gains (or losses) from sales of real estate, plus real estate-related depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures. Gains from sales of newly-developed properties less accumulated depreciation, if any, required under GAAP are included in FFO on the basis that development services are the primary revenue generating activity; we believe that inclusion of these development gains is in accordance with the National Association of Real Estate Investment Trusts (“NAREIT”) definition of FFO, although others may interpret the definition differently.

Accounting for real estate assets using historical cost accounting under GAAP assumes that the value of real estate assets diminishes predictably over time. NAREIT stated in its April 2002 White Paper on Funds from Operations that “since real estate asset values have historically risen or fallen with market conditions, many industry investors have considered presentations of operating results for real estate companies that use historical cost accounting to be insufficient by themselves.” As a result, the concept of FFO was created by NAREIT for the REIT industry to “address this problem.” We agree with the concept of FFO and believe that FFO is useful to management and investors as a supplemental measure of operating performance because, by excluding gains and losses related to sales of previously depreciated operating real estate properties and excluding real estate-related depreciation and amortization, FFO can help one compare our operating performance between periods. In addition, since most equity REITs provide FFO information to the investment community, we believe that FFO is useful to investors as a supplemental measure for comparing our results to those of other equity REITs. We believe that net income is the most directly comparable GAAP measure to FFO.

Since FFO excludes certain items includable in net income, reliance on the measure has limitations; management compensates for these limitations by using the measure simply as a supplemental measure that is weighed in the balance with other GAAP and non GAAP measures. FFO is not necessarily an indication of our cash flow available to fund cash needs. Additionally, it should not be used as an alternative to net income when evaluating our financial performance or to cash flow from operating, investing and financing activities when evaluating our liquidity or ability to make cash distributions or pay debt service. The FFO we present may not be comparable to the FFO presented by other REITs since they may interpret the current NAREIT definition of FFO differently or they may not use the current NAREIT definition of FFO.

Basic funds from operations (“Basic FFO”) is FFO adjusted to (1) subtract preferred share dividends and (2) add back GAAP net income allocated to common units in the Operating Partnership not owned by us. With these adjustments, Basic FFO represents FFO available to common shareholders and common unitholders. Common units in the Operating Partnership are substantially similar to our common shares and are exchangeable into common shares, subject to certain conditions. We believe that Basic FFO is useful to investors due to the close correlation of common units to common shares. We believe that net income is the most directly comparable GAAP measure to Basic FFO. Basic FFO has essentially the same limitations as FFO; management compensates for these limitations in essentially the same manner as described above for FFO.

Diluted funds from operations (“Diluted FFO”) is Basic FFO adjusted to add back any convertible preferred share dividends and any other changes in Basic FFO that would result from the assumed conversion of securities that are convertible or exchangeable into common shares. However, the computation of Diluted FFO does not assume conversion of securities that are convertible into common shares if the conversion of those securities would increase Diluted FFO per share in a given period. We believe that Diluted FFO is useful to investors because it is the numerator used to compute Diluted FFO per share, discussed below. In addition, since most equity REITs provide Diluted FFO information to the investment community, we believe Diluted FFO is a useful supplemental measure for comparing us to other equity REITs. We believe that the numerator for diluted EPS is the most directly comparable GAAP measure to Diluted FFO. Since Diluted FFO excludes certain items includable in the numerator to diluted EPS, reliance on the measure has limitations; management compensates for these limitations by using the measure simply as a supplemental measure that is weighed in the balance with other GAAP and non-GAAP measures. Diluted FFO is not necessarily an indication of our cash flow available to fund cash needs. Additionally, it should not be used as an alternative to net income when evaluating our financial performance or to cash flow from operating, investing and financing activities when evaluating our liquidity or ability to make cash distributions or pay debt service. The Diluted FFO that we present may not be comparable to the Diluted FFO presented by other REITs.

Diluted funds from operations per share (“Diluted FFO per share”) is (1) Diluted FFO divided by (2) the sum of the (a) weighted average common shares outstanding during a period, (b) weighted average common units outstanding during a period and (c) weighted average number of potential additional common shares that would have been outstanding during a period if other securities that are convertible or exchangeable into common shares were converted or exchanged. However, the computation of Diluted FFO per share does not assume conversion of securities that are convertible into common shares if the conversion of those securities would increase Diluted FFO per share in a given period. We believe that Diluted FFO per share is useful to investors because it provides investors with a further context for evaluating our FFO results in the same manner that investors use earnings per share (“EPS”) in evaluating net income available to common shareholders. In addition, since most equity REITs provide Diluted FFO per share information to the investment community, we believe Diluted FFO per share is a useful supplemental measure for comparing us to other equity REITs. We believe that diluted EPS is the most directly comparable GAAP measure to Diluted FFO per share. Diluted FFO per share has most of the same limitations as Diluted FFO (described above); management compensates for these limitations in essentially the same manner as described above for Diluted FFO.

Our Basic FFO, Diluted FFO and Diluted FFO per share for 2001 through 2005 and reconciliations of (1) net income to FFO, (2) the numerator for diluted EPS to diluted FFO and (3) the denominator for diluted EPS to the denominator for diluted FFO per share are set forth in the following table (dollars and shares in thousands, except per share data):

	For the Years Ended December 31,
	2005	2004	2003	2002	2001
	(Dollars and shares in thousands, except per share data)
Net income	$39,031	$37,032	$30,877	$23,301	$19,922
Add: Real estate-related depreciation and amortization	62,850	51,371	36,681	30,832	20,558
Add: Depreciation and amortization on unconsolidated real estate entities	182	106	295	165	144
Less: Depreciation and amortization allocable to minority interests in other consolidated entities	(114)	(86)	—	—	—
Less: Gain on sales of real estate, excluding development portion(1)	(4,422)	(95)	(2,897)	(268)	(416)
Less: Issuance costs associated with redeemed preferred shares	—	(1,813)	—	—	—
Add: Cumulative effect of accounting change	—	—	—	—	263
Funds from operations (“FFO”)	97,527	86,515	64,956	54,030	40,471
Add: Minority interests-common units in the Operating Partnership	5,889	5,659	6,712	5,800	6,592
Less: Preferred share dividends	(14,615)	(16,329)	(12,003)	(10,134)	(6,857)
Funds from Operations—basic (“Basic FFO”)	88,801	75,845	59,665	49,696	40,206
Add: Preferred unit distributions	—	—	1,049	2,287	2,287
Add: Restricted common share dividends	—	382	—	283	—
Add: Convertible preferred share dividends	—	21	544	544	508
Expense associated with dilutive options	—	—	10	44	—
Funds from Operations—diluted (“Diluted FFO”)	$88,801	$76,248	$61,268	$52,854	$43,001
Weighted average common shares	37,371	33,173	26,659	22,472	20,099
Conversion of weighted average common units	8,702	8,726	8,932	9,282	9,437
Weighted average common shares/units—basic FFO	46,073	41,899	35,591	31,754	29,536
Assumed conversion of share options	1,626	1,675	1,405	936	406
Assumed conversion of weighted average convertible preferred units	—	—	1,101	2,421	2,421
Assumed conversion of weighted average convertible preferred shares	—	134	1,197	1,197	1,118
Restricted common shares	—	221	—	326	—
Weighted average common shares/units—diluted FFO	47,699	43,929	39,294	36,634	33,481
Diluted FFO per common share	$1.86	$1.74	$1.56	$1.44	$1.28
Numerator for diluted EPS	$24,416	$18,911	$7,650	$13,711	$13,573
Add: Minority interests-common units in the Operating Partnership	5,889	5,659	6,712	5,800	6,592
Add: Real estate-related depreciation and amortization	62,850	51,371	36,681	30,832	20,558
Add: Depreciation and amortization on unconsolidated real estate entities	182	106	295	165	144
Less: Depreciation and amortization allocable to minority interests in other consolidated entities	(114)	(86)	—	—	—
Less: Gain on sales of real estate, excluding development portion(1)	(4,422)	(95)	(2,897)	(268)	(416)
Add: Convertible preferred share dividends	—	—	544	—	—
Add: Preferred unit distributions	—	—	1,049	2,287	2,287
Add: Expense associated with dilutive options	—	—	10	44	—
Add: Restricted common share dividends	—	382	—	283	—
Add: Repurchase of Series C Preferred Units in excess of recorded book value	—	—	11,224	—	—
Add: Cumulative effect of accounting change	—	—	—	—	263
Diluted FFO	$88,801	$76,248	$61,268	$52,854	$43,001
Denominator for diluted EPS	38,997	34,982	28,021	24,547	21,623
Weighted average common units	8,702	8,726	8,932	9,282	9,437
Assumed Conversion of weighted average convertible preferred shares	—	134	1,197	—	—
Assumed Conversion of weighted average convertible preferred units	—	—	1,101	2,421	2,421
Restricted common shares	—	—	—	326	—
Additional dilutive options	—	—	43	58	—
Denominator for Diluted FFO per share	47,699	43,842	39,294	36,634	33,481

(1)    Gains from the sale of real estate that are attributable to sales of non-operating properties are included in FFO. Gains from newly-developed or re-developed properties less accumulated depreciation, if any, required under GAAP are also included in FFO on the basis that development services are the primary revenue generating activity; we believe that inclusion of these development gains is in compliance with the NAREIT definition of FFO, although others may interpret the definition differently.

Inflation

We were not significantly affected by inflation during the periods presented in this report due primarily to the relatively low inflation rates in our markets. Most of our tenants are obligated to pay their share of a building’s operating expenses to the extent such expenses exceed amounts established in their leases, based on historical expense levels. In addition, some of our tenants are obligated to pay their full share of a building’s operating expenses. These arrangements somewhat reduce our exposure to increases in such costs resulting from inflation.

Our costs associated with constructing buildings and completing renovation and tenant improvement work increased due to higher cost of materials. We expect to recover a portion of these costs through higher tenant rents and reimbursements for tenant improvements. The additional costs that we do not recover increase depreciation expense as projects are completed and placed into service.

Recent Accounting Pronouncements

For disclosure regarding recent accounting pronouncements and the anticipated impact they will have on our operations, you should refer to Note 3 to our Consolidated Financial Statements.